As filed with the Securities and Exchange Commission on December 	, 1995
		Registration
No.  33-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549


FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933


THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)
Delaware							95-2588754
(State of other jurisdiction of					(I.R.S. Employer
incorporation or organization)					Identification
No.)

3033 Science Park Road
San Diego, California 92121
(Address of Principal Executive Offices and Zip Code)



THE TITAN CORPORATION
1995 EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

DAVID A. HAHN, ESQ.
The Titan Corporation
3033 Science Park Road
San Diego, California 92121
(Name and address of agent for service)

(619) 552-9491
(Telephone number, including area code, of agent for service)



	CALCULATION OF REGISTRATION FEE

		Proposed
	Proposed
	Title of	Maximum
	Maximum
	Securities	Amount	Offering
	Aggregate	Amount of
	to be	to be	Price
	Offering	Registration
	Registered	Registered	Per Share (1)	Price	Fee

Common Stock, 0.01 par value................................................
 .	500,000	$7.00	$3,500,000	$1,206.90
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of Common Stock on the New York Stock Exchange on December 13,
1995.



Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter
ended March 31, 1995;

(c)	The Company's Quarterly Report on Form 10-Q for the quarter
ended June 30, 1995;

(d)	The Company's Quarterly Report on Form 10-Q for the quarter
ended September 30, 1995;

(e)	The Description of the Company's Common Stock included in
the Company's Registration Statement on Form 8-B under the Securities Exchange Act of 1934, file no. 0-2641.

(f)	The Company's Current Statement on Form 8-K, dated September
7, 1995.

(g)	The Company's Current Statement on Form 8-K, dated October
18, 1995.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date this Registration Statement is filed with the Securities and Exchange Commission and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.	Description of Securities

Not applicable.


Item 5.	Interests of Named Experts and Counsel

David A. Hahn, Esq., who has rendered an opinion as to the legality of the issuance of stock pursuant to the Plan, which opinion is attached hereto as Exhibit 2, is employed by the Company as its Senior Vice President, General Counsel and Secretary.


Item 6.	Indemnification of Directors and Officers

The Company's Bylaws provide for indemnification (to the full extent permitted by law) of directors, officers, and other agents of the Company against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, or agent of the Company. The Company also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.


Item 7.	Exemption from Registration Claimed

Not applicable.


Item 8.	Exhibits

See Index to Exhibits, attached hereto.


Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post effective amendment to this registration statement;

(i)	to include any prospectus required by Section 10(a)(3)
of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events
arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to
the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the Event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego,
 State of
California, on August 17, 1995.

THE TITAN CORPORATION

By:  		/s/
Gene W. Ray, President

POWER OF ATTORNEY

Each person whose signature appears below authorizes Gene W. Ray and David A. Hahn, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments
(including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title		Date


	/s/		Director and Chairman of the Board	August 17, 1995
J. Sidney Webb
			Director, President and
	/s/		Chief Executive Officer		August 17, 1995
Gene W. Ray
			Director, Executive Vice President
	/s/		and Chief Operating Officer		August 17, 1995
John E. Koehler

	/s/		Chief Financial Officer		August 17, 1995
Roger Hay
			Corporate Controller, Principal
	/s/		Accounting Officer		August 17, 1995
Jane E. Judd

	/s/		Director		August 17, 1995
Charles R. Allen

	/s/		Director		August 17, 1995
Daniel J. Fink

	/s/		Director		August 17, 1995
Thomas G. Pownall



INDEX TO EXHIBITS

EXHIBIT	PAGE

4	The Titan Corporation 1995 Employee Stock Purchase Plan.	7

23	Opinion and consent of David A. Hahn.	15

23	Consent of Arthur Andersen LLP.	16

24	Power of Attorney (page 5 of the Registration Statement).	-



THE TITAN CORPORATION

1995 EMPLOYEE STOCK PURCHASE PLAN


Section 1.	Definitions

As used in this 1995 Employee Stock Purchase Plan of The Titan
Corporation, the following terms shall have the meanings respectively assigned to them below:

(a)	"Board" shall mean the Board of Directors of Titan.

(b)	"Code" shall mean the Internal Revenue Code of 1986, as
amended.

(c)	"Committee" shall mean the Compensation, Stock Option and
Pension Committee of the Board.

(d)	"Eligible Employee" shall mean a person who is eligible
under the provisions of Section 3 to participate in the Plan.

(e)	"Market Value" means, as of a particular date, (i) if the
Stock is listed on an exchange, the closing price of the Stock on such date on such exchange, (ii) if the Stock is quoted through the National Association of Securities
Dealers, Inc. Automated Quotation ("NASDAQ") National Market System or any successor thereto, the closing price of the Stock on such date and (iii) if the Stock is quoted through NASDAQ (but not on the National Market System) or otherwise publicly traded, the average of the closing bid and asked prices of the Stock on such date. In the event that the Stock is not traded on the date as of which Market Value is to be determined, Market Value shall be determined as of the next preceding trading day.

(f)	"Participant" shall mean an Eligible Employee who has
elected to participate in the Plan by filing a subscription agreement in accordance with the terms of the Plan.

(g)	"Employer" shall mean Titan and any Related Corporation
which has been designated in writing by the Committee as such.

(h)	"Plan" shall mean The Titan Corporation 1995 Employee Stock
Purchase Plan.

(i)	"Plan Account" shall mean the account kept by Titan for each
Participant in accordance with the provisions of Section 9.

(j)	"Regular Earnings" shall mean the part of the Participant's
compensation used to determine his or her allowable contribution according to the provisions of Section 8.

(k)	"Related Corporation" shall mean any corporation which is or during the term of the Plan becomes a parent corporation of Titan, as defined in Section 424(e) of the Code, or a subsidiary corporation of Titan, as defined in Section
424(f) of the Code.

(l)	"Stock" shall mean the Common Stock, $0.01 par value, of
Titan, or such other securities as may be substituted for such Stock in accordance with Section 14.

(m)	"Subscription Date" shall mean the last day of each
Subscription Period.

(n)	"Subscription Period" shall mean such periods for
acquisition of Stock as set forth in Section 5.

(o)	"Subscription Price" shall mean the price per share as
determined in Section 7, to be paid by the Participants for Stock acquired under the Plan.

(p)	"Titan" shall mean The Titan Corporation, a Delaware
corporation.


Section 2.	ESTABLISHMENT OF THE PLAN

This Plan shall be known as The Titan Corporation 1995 Employee
Stock Purchase Plan. The purpose of the Plan is to encourage ownership of Stock by employees of Titan and any Related Corporations, and to provide an additional incentive for the employees to promote the success of the business of Titan and any Related Corporations. The Plan is intended to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.



Section 3.	ELIGIBLE EMPLOYEES

(a)	All individuals who, on the last day on which Stock is
traded before a Subscription Period begins, are employees of an Employer shall be deemed to be eligible to participate in the Plan, except that any employee
(i) who has not as of such date completed ninety (90) days of employment, (ii) whose customary employment is for less than twenty (20) hours per week or less than five (5) months per year or (iii) who is an officer of Titan (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934) shall not be an Eligible Employee.

(b)	A person who is otherwise an Eligible Employee shall not be
granted any right to purchase Stock under the Plan to the extent (i) it would, if exercised, cause the person to own shares of Stock (including shares which would be owned if all outstanding options to purchase Stock owned by such person were exercised) in excess of five percent (5%) of the total combined voting power of all classes of stock of Titan or of any Related Corporation, or (ii) it causes such person to have purchase rights under all employee stock purchase plans of Titan and any Related Corporation which exceed $25,000 of Market Value of Stock (determined at the time the right to purchase Stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose a right to purchase Stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the five percent (5%) limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and Stock which the employee may purchase under outstanding options shall be treated as Stock owned by the employee.


Section 4.	ENROLLMENT

Any person who is an Eligible Employee who desires to subscribe for the purchase of Stock for the following Subscription Period must submit a subscription agreement to the Committee at least ten days prior to the beginning of such Subscription Period. Once enrolled, an Eligible Employee will continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant ceases to be an Eligible Employee, his or her participation shall cease immediately and the amount credited to the Participant's Plan Account will be refunded in cash. If a Participant desires to change his or her rate of contribution he or she may do so effective for the next Subscription Period by filing a new subscription agreement at least ten days prior to the beginning of such Subscription Period; provided, however, a Participant may decrease his or her rate of contribution once during any Subscription Period (but not below one percent (1%) of Regular Earnings as that term is defined in Section 8) by filing an amended subscription agreement.


Section 5.	DURATION OF OFFER; SUBSCRIPTION PERIODS

This Plan shall be in effect from January 1, 1996 through and including December 31, 2005. During the duration of the Plan there will be twenty (20) Subscription Periods. Each Subscription Period runs from January 1 through June 30, or July 1 through December 31 or such other period which is designated by the Board as a Subscription Period. Following designation by the Board of the initial Subscription Period under the Plan, all succeeding semi-annual periods described above shall be deemed Subscription Periods without need of further Board action unless and until contrary action shall have been taken by the Board prior to the beginning of what would otherwise be a Subscription Period.


Section 6.	SHARES TO BE OFFERED

The total number of shares to be made available under this Plan is Five Hundred Thousand (500,000) authorized and unissued or treasury shares of Stock, subject to any adjustments pursuant to Section 14 of the Plan. Subject to any adjustments pursuant to Section 14 of the Plan, the aggregate number of shares a Participant may purchase under the Plan during each Subscription Period shall not exceed the result of $12,500 divided by the Market Value of the shares on the last trading day before the first day of the Subscription Period, and then rounded down, if necessary, to the nearest whole number. In the event that all of the Stock made available under the Plan is subscribed prior to the expiration of the Plan, the Plan may be terminated in accordance with Section 15 of the Plan. Titan shall, at all times during which subscriptions are outstanding, reserve and keep available shares of Stock sufficient to satisfy such subscriptions, and shall pay all fees and expenses incurred by Titan in connection therewith.


Section 7.	SUBSCRIPTION PRICE

The "Subscription Price" for each share of Stock shall be eighty-five percent (85%) of the lesser of (i) the Market Value of such share on the first day of the Subscription Period or (ii) the Market Value of such share on the last day of the Subscription Period.


Section 8.	AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT

Except as otherwise provided herein, the Subscription Price will be payable by the Participant by means of payroll deduction. The minimum deduction shall be no less than one percent (1%) of the Participant's Regular Earnings, and the maximum deduction shall be no more than ten percent (10%) of such Participant's Regular Earnings. "Regular Earnings" means the total salary, bonus and overtime paid to a Participant during the Subscription Period, but excluding fringe benefits and any other form of remuneration. Payroll deductions will commence with the first pay check issued during the Subscription Period and will continue with each pay check throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). A Participant may change his or her rate of contribution during a Subscription Period only as provided in Section 4 above. Accumulated payroll deductions held by Titan in Plan Accounts shall not bear interest, nor shall Titan be obligated to segregate the same from any of its other assets.


Section 9.	PURCHASE OF SHARES

(a)	Titan will maintain a Plan Account in the name of each
Participant. At the close of each pay period, the amount deducted from the Participant's Regular Earnings will be credited to the Participant's Plan Account. On each Subscription Date, the amount then in the Participant's Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant's Plan Account will be credited with the number of whole shares which result. Any amount representing a fractional share and remaining in the Participant's Plan Account after deducting the amount required to pay for the number of shares issued will be deemed to be an advance payment of the Subscription Price for the next Subscription Period but will not otherwise reduce the amount a Participant may contribute pursuant to Section 8 during the next Subscription Period. In the event the number of shares of Stock subscribed for in any Subscription Period exceeds the remaining number of shares available for sale under the Plan, the available shares shall be allocated among the Participants in proportion to their Plan Account balances at the end of such Subscription Period, exclusive of any amounts carried forward pursuant to the preceding sentence. Any amount remaining in a Participant's Plan Account will be refunded in cash, without interest.

	(b) Shares of Stock purchased on any Subscription Date shall be delivered to a broker designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system. Although the Participant may direct the broker to sell such shares at any time (subject to the restrictions of Section 12 of the Plan and applicable securities laws), the shares otherwise must be held in an account with the broker designated by the Committee until 24 months after the first day of the Subscription Period for which the shares were purchased. Following such 24-month period, a Participant may transfer his or her shares to another broker or to any other person (including the Participant) but all costs incident to such transfer shall be paid by the Participant.


Section 10.	WITHDRAWAL FROM THE PLAN

A Participant may withdraw from the Plan by submitting a written request to the Company at least three business days prior to the effective date of withdrawal. At the time of withdrawal the amount credited to the Participant's Plan Account will be refunded in cash, without interest. A Participant who withdraws from the Plan during a Subscription Period may not enroll again in the Plan until the next Subscription Period. A Participant's withdrawal during one Subscription Period does not prevent the Participant from re-enrolling during subsequent Subscription Periods.


Section 11.	TERMINATION OF EMPLOYMENT

Termination of employment for any reason including death shall be treated as an automatic withdrawal as set forth in Section 10. A transfer from one Employer to another Employer shall not be treated as a termination of employment. For purposes of this Section 11, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participant's re-employment rights are guaranteed by statute (including without limitation the Veterans Re-employment Rights Act or similar statute relating to military service) or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first day of such leave of absence, or on the first day following expiration of such longer period guaranteed by statute or by contract as provided above.


Section 12.	TRANSFERABILITY

(a)	Except for transfers by will or under the laws of descent
and distribution, (i) neither the payroll deduction credited to a Participant's Plan Account nor an Eligible Employee's right to purchase Stock under this Plan may be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered, and any such action taken by the Participant or Eligible Employee, or any claim asserted by another party in respect of such right or interest, shall be void and (ii) rights to purchase Stock under this Plan may be exercised only by an Eligible Employee.

(b)	Shares of Stock purchased under the Plan may not be
assigned, transferred, pledged or otherwise disposed of until after completion of six full calendar months following the end of the Subscription Period during which the shares of Stock were acquired. Thereafter the shares of Stock may be sold or otherwise transferred without restrictions subject to the restrictions of Section 9 (b); provided that the foregoing restrictions will lapse with respect to any Participant in the event of the death of such Participant.


Section 13.	APPLICATION OF FUNDS

All funds received or held by Titan under the Plan are not held in trust and may be used for any corporate purpose.


Section 14.	ADJUSTMENT OF AND CHANGES IN THE STOCK

In the event that the shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Titan or of another corporation (whether by reason of merger, consolidation, recapitalization, stock split, combination of shares, or otherwise), or if the number of shares of Stock shall be increased through a stock split or the payment of a stock dividend, then there shall be substituted for or added to each share of Stock theretofore reserved for sale under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, or the number or kind of securities which may be sold under the Plan and the purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent dilution or enlargement of rights granted to, or available for, Eligible Employees. Similarly, if the number of shares of Stock shall be decreased through a reverse stock split or otherwise, the number of securities and purchase price per share shall be proportionally adjusted.


Section 15.	AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that without the approval of the Company's stockholders no such amendment shall increase the total number of shares of Stock subject to the Plan, change the formula by which the price at which the shares of Stock shall be sold is determined, or change the class of employees eligible to participate in the Plan. Without limiting the generality of the foregoing but subject to the foregoing proviso, the Board may amend the Plan from time to time to increase or decrease the length of any future Subscription Periods (e.g. to an annual period), but not in excess of the maximum period allowable for the Plan to meet the requirements of Section 423 of the Code, and to make all required conforming changes to the Plan. In the event that, after the initial Subscription Period, there occurs a dissolution or liquidation of the Company, the plan shall terminate, and each Participant shall have the amount in his or her Plan Account refunded in cash, without interest.


Section 16.	ADMINISTRATIVE

The Plan shall be administered by the Board. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any interpretation or construction of any provision of the Plan by the Board shall be final and conclusive on all persons. The Board may delegate all or any portion of its authority with respect to the Plan to the Committee, and thereafter until such delegation is revoked by the Board all powers under the Plan delegated to the Committee shall be exercised by the Committee.


Section 17.	EMPLOYEE'S RIGHTS

Nothing in this Plan shall prevent Titan or any Related
Corporation from terminating any employee's employment. No employee shall have any rights as a stockholder until full payment has been made for the shares of Stock for which he or she has subscribed.


Section 18.	APPROVAL OF BOARD AND STOCKHOLDERS

The Plan was approved by the Board on August 17, 1995. The Plan is subject to approval by the stockholders of Titan within twelve months of such Board approval. If stockholder approval is not so obtained, the Plan shall terminate and each Participant shall have the then existing amount of his or her Plan Account refunded in cash, without interest, and each Participant shall surrender and have no further rights or interest in any Stock to be purchased under the Plan.





December 13, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:	Registration Statement on Form S-8

Gentlemen:

I have examined the Registration Statement, together with exhibits thereto, to be filed with you relating to the registration of common stock, $0.01 par value per share (the "Common Stock"), issuable in connection with The Titan Corporation 1995 Employee Stock Purchase Plan (the "Plan"). I am familiar with the proceedings taken and to be taken by The Titan Corporation, a Delaware corporation (the "Company"), in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, it is my opinion that the shares of Common
Stock of the Company to be issued pursuant to the Plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

Very truly yours,


	/s/
David A. Hahn, Esq.
Senior Vice President
General Counsel and Secretary





CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 17, 1995 incorporated by reference in The Titan Corporation's Form 10-K for the year ended December 31, 1994 and to all references to our firm included in this registration statement.


		/s/
ARTHUR ANDERSEN LLP.


San Diego, California
December 15, 1995